Statement  Regarding  Computation  of  Per  share  Earnings

(Unaudited)
(in  thousands  except  per  share  data)

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
                                         Three Months Ended   Three Months Ended     Nine Months Ended   Nine Months Ended
                                           June 30, 1998        June 30, 1999         June 30, 1998       June 30, 1999
                                         ------------------  -------------------     ----------------    ----------------
Basic
Average Common Shares outstanding                     4,470               4,508                 3,990               4,503

Net income                                          $   130             $    67               $   557             $   261

Per Share Amount                                    $   .03             $   .01               $   .14             $   .06

Diluted
Average Common Shares outstanding                     4,470               4,508                 3,990               4,503

Net effect of dilutive
  stock options based
  on the treasury stock
  method using the average
  market price                                          168                 186                   182                 170

Assumed conversion of
  Preferred Shares                                      ---                 ---                   153                 ---

Total                                                 4,638               4,694                 4,325               4,673

Net income                                          $   130             $    67               $   557             $   261

Per share amount                                    $   .03             $   .01               $   .13             $   .06
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